EXHIBIT 99.1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1999

              CABOT OIL & GAS CORPORATION SAVINGS INVESTMENT PLAN
                            (Full Title of the Plan)

                          CABOT OIL & GAS CORPORATION
                   1200 Enclave Parkway, Houston, Texas 77077
                 (Name of issuer of securities held pursuant to
              the plan and address of principal executive offices)


                         Commission file number 1-10447

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN

                                     INDEX

                                                                        Page
                                                                        ----
Signature Page.......................................................... 2

Report of Independent Accountants, Financial Statements,
  and Supplemental Schedules............................................ F pages

Exhibit 23.1 - Consent of Independent Accountants

                                 SIGNATURE PAGE


     Pursuant  to  the   requirements   of  the  Securities  Act  of  1934,  the
Administrator has duly caused this Annual Report to be signed by the undersigned thereunto duly authorized.

                                   CABOT OIL & GAS CORPORATION
                                   SAVINGS INVESTMENT PLAN

                                   BY:  CABOT OIL & GAS CORPORATION
                                        ADMINISTRATIVE COMMITTEE,
                                        Administrator of the Cabot Oil & Gas
                                        Corporation Savings Investment Plan


                                   BY: /s/  PAUL F. BOLING
                                       -----------------------------------------
                                       Paul F. Boling
                                       Vice President, Finance
                                       (Executive Officer Duly Authorized to
                                       Sign on Behalf of Registrant)

June 28, 2000

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                        AS OF DECEMBER 31, 1999 AND 1998
                    AND FOR THE YEAR ENDED DECEMBER 31, 1999


                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Report of Independent Accountants........................................ 1

Financial Statements:

     Statement of Net Assets Available for Benefits
       as of December 31, 1999 and 1998.................................. 2

     Statement of Changes in Net Assets Available for
       Benefits for the Year Ended December 31, 1999..................... 3

     Notes to Financial Statements....................................... 4 - 11

Supplemental Schedule*:

     Schedule of Assets Held for Investment Purposes
       as of December 31, 1999........................................... 12

*    Other schedules required by Section  2520.103-10 of the Department of Labor
     Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of the Cabot Oil & Gas Corporation Savings Investment Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Cabot Oil & Gas Corporation Savings Investment Plan (the Plan) as of December 31, 1999 and 1998 and the changes in net assets available for benefits for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of the Plan is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                              PricewaterhouseCoopers LLP


Houston, Texas
June 23, 2000

                           CABOT OIL & GAS CORPORATION
                             SAVINGS INVESTMENT PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                              December 31,
                                                      --------------------------
                                                          1999           1998
                                                      -----------    -----------
Investments, at fair value (Notes 1 and 2):
  Cabot Oil & Gas Corporation Common Stock..........  $ 1,669,083    $ 1,711,862
 *Cabot Corporation Common Stock....................    2,766,568      4,122,299
 *Fidelity Magellan Fund............................    9,825,279      7,668,168
 *Spartan U.S. Equity Index Fund Portfolio..........    6,927,856      5,806,807
  Fidelity U.S. Bond Index Portfolio................    1,752,733      1,478,809
 *Fidelity Growth and Income Portfolio..............    3,277,564      3,014,746
  Fidelity Retirement Growth Fund...................    1,440,588        742,904
  Fidelity Stock Selector Fund......................    1,325,412      1,083,488
 *Fidelity Money Market Trust:
    Retirement Money Market Portfolio...............    4,471,091      4,944,224
  Loans to Participants.............................      613,852        747,427
                                                      -----------    -----------
Net assets available for plan benefits..............  $34,070,026    $31,320,734
                                                      ===========    ===========

* Represents more than five percent of the net assets available for plan benefits.

                   The accompanying notes are an integral part
                         of these financial statements.

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                               DECEMBER 31, 1999
--------------------------------------------------------------------------------

Additions to net assets attributed to:
  Investment income:
    Interest.................................................. $    97,742
    Dividends.................................................   1,820,724
    Net depreciation in fair value of equities................    (862,442)
    Net appreciation in fair value of mutual funds............   2,487,615
                                                               -----------
      Total investment income.................................   3,543,639
  Contributions:
    Employer..................................................     723,773
    Participants..............................................   1,629,760
                                                               -----------
      Total additions.........................................   5,897,172
                                                               -----------
  Deductions from net assets attributed to:
    Benefits paid to participants............................    3,135,265
    Administrative fees......................................       12,615
                                                               -----------
      Total deductions.......................................    3,147,880
                                                               -----------
                                                                 2,749,292

Beginning of year...........................................    31,320,734
                                                               -----------

End of year.................................................   $34,070,026
                                                               ===========

                  The accompanying notes are an integral part
                         of these financial statements.

                          CABOT OIL & GAS CORPORATION
                            SAVINGS INVESTMENT PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

1.   DESCRIPTION OF PLAN

     The following brief description of the Cabot Oil & Gas Corporation Savings Investment Plan (the Plan) is provided for general information purposes only. Participants should refer to the summary plan description and legal plan document for more complete information.

     GENERAL

     Cabot Oil & Gas Corporation (COGC or Company) was previously a subsidiary of Cabot Corporation (Cabot). In February 1990, the Company completed its initial public offering of approximately 18% of the total outstanding shares of common stock and, accordingly, ceased to be a wholly-owned subsidiary of Cabot. On March 28, 1991, Cabot completed an exchange offer. Following the completion of the exchange offer, the Company became 100% publicly-owned and ceased to be a subsidiary of Cabot.

     Effective January 1, 1991, COGC established the Plan, a defined contribution plan, in which participation is voluntary on the part of the employees. Employees are eligible to become a participant in the Plan upon the first day of employment.

     Prior to the commencement of the Plan, COGC employees participated in the Cabot Profit Sharing and Savings Plan (PSSP) and the Cabot Employee Stock Ownership Plan (ESOP). All COGC employees who were members of the PSSP automatically became a participant in the Plan on January 1, 1991, were 100% vested with respect to balances in the PSSP and ESOP as of December 31, 1990, and had their PSSP and ESOP account balances transferred to the Plan. The Plan assumed legal responsibility for the accrued benefits of such affected employees on January 1, 1991.

     Benefits under the ESOP were frozen as of December 31, 1990. The ESOP balance is comprised of Cabot and/or COGC common stock. The participant is not eligible to withdraw, exchange, or take a loan against the ESOP balance while an active COGC employee. Dividends earned on the ESOP common stock are distributed to the other Plan investment election(s) according to the participant's most recent investment election. If such an election is not made by a participant, dividends from the ESOP are placed in the money market fund.

     CONTRIBUTIONS

     A participant can contribute in the aggregate from 1% to 15% of eligible compensation as defined in the Plan on a pre-tax (before federal and state taxes are withheld) and/or after-tax basis through payroll deductions, except for employees residing in the state of Pennsylvania. Pennsylvania requires that state taxes be withheld before the pre-tax contribution. The participant is always fully vested in his or her contributions made on either a pre-tax or after-tax basis.

     The Company provides an incentive for each employee to participate in the pre-tax portion of the Plan by matching 100% of the first 4% of eligible compensation contributed. None of the after-tax contributions by a participant are matched by the Company.

     VESTING

     The participant is credited with a year of vesting service for each plan year in which he or she has 1,000 or more hours of service. The Company matching contribution vests 20% per year after the first year of vesting service, with 100% vesting attained after five years of vesting service. Service with Cabot prior to January 1, 1991 counts as vesting service under the Plan to the extent and in the same manner as computed under PSSP. A participant's account becomes 100% vested with less than five years of vesting service as a result of either (i) permanent and total disability,
     (ii) death (account value is paid to the designated beneficiary), or (iii) attainment of age 65. The Plan was amended in February 1993 to fully vest certain participants who were terminated due to a reduction in workforce.

     If a participant leaves COGC and is rehired within five years, the prior service with COGC will be restored under the Plan. Additionally, if the participant was partially vested when the employment was initially terminated, COGC will redeposit any amount of the matching contribution which was forfeited from the account (because the participant left before becoming 100% vested) after repayment by the participant of his or her previous distribution, if any.

     INVESTMENT OPTIONS AND OTHER ELECTIONS

     The Plan offers eight different investment options with varying levels of risk for the participant to choose from. The options available at the end of each year were as follows:

     - The Fidelity Retirement Money Market Portfolio seeks stability of principal and high money market yields. The portfolio manager invests in a variety of money market instruments, including certificates of deposit, banker's acceptances, commercial paper, repurchase agreements and obligations of the U.S. Government.

     - The Fidelity Magellan Fund seeks capital appreciation primarily through investments in common stock, diversified across many sectors of the market. Some of the companies in the fund's portfolio are well-known, while other firms are smaller or less well-known.

     - The Spartan U.S. Equity Index Portfolio seeks to match the compositions and total return of the Standard and Poor's Daily Stock Price Index of 500 common stocks (the S&P 500 Index), while keeping transaction costs and other expenses low. The portfolio manager tries to achieve this objective by investing primarily in common stocks of the 500 companies that make up the S&P 500 Index. Dividends are reinvested automatically in participant accounts creating a compounding effect on its value.

     - The Fidelity U.S. Bond Index Portfolio seeks to match the investment returns of the Lehman Brothers Aggregate Bond Index.

     - The Fidelity Growth & Income Portfolio is a growth and income fund. It seeks high total return through a combination of current income and capital appreciation. This fund invests primarily in domestic and foreign stocks, focusing on those that pay current dividends and offer potential growth of earnings, such as common stocks, securities convertible into common stocks, preferred stocks and fixed-income securities.

     - The Fidelity Retirement Growth Fund is a growth fund that seeks long-term capital appreciation by investing primarily in common stocks, although it can invest in all types of securities. The Fund was created exclusively for tax-advantaged accounts, and therefore intends to realize capital gains without regard to a shareholder's current tax liability.

     - The Fidelity Stock Selector Fund is a growth fund. Using a computer-aided quantitative approach, it seeks capital growth by investing in common domestic and foreign stocks which are determined to be undervalued relative to their industry's norms.

     - Cabot Oil & Gas Corporation Savings Investment Plan participants were allowed to invest in COGC common stock effective the second quarter of 1994. Dividends paid on COGC common stock are automatically reinvested in COGC common stock.

     The Plan also allows the participants to (i) change the percentage of pay withheld through payroll deduction a maximum of four times per year, with changes taking effect the first pay period after advance notice, (ii) change investment fund options for future contributions at any time, directly by telephone with the Fidelity Management Trust Company (Trustee),
     (iii) transfer the total balance of his or her accumulated investments from one fund to another twelve times per year, and (iv) discontinue participation in the Plan at any time, to be effective the first pay period after advance notice. Re-enrollment can be at any time, except after a hardship withdrawal.

     PAYMENT OF BENEFITS

     A participant eligible for a distribution from the Plan may elect to receive an immediate lump sum payment, or if the participant's account balance exceeds $5,000 he or she can defer the payment up to age 70.5.

     An exception is made for those participants who (i) had shares of Cabot stock transferred from the PSSP and/or ESOP to the Plan and (ii) exchanged shares of Cabot common stock in his or her PSSP and/or ESOP account for shares of COGC common stock pursuant to an exchange offer completed by Cabot in April 1991. Such participants can have the stock balance paid in cash or as common stock certificates. If the participant decides to sell such stock certificates, the commission fee will be reflected in the net asset value of the stock trade. Balances transferred to the Plan from the PSSP and/or ESOP retain payment options provided under the PSSP and/or ESOP.

     WITHDRAWALS DURING EMPLOYMENT

     A participant is eligible to make certain withdrawals while employed. The first category of funds that are eligible for withdrawal represent amounts that were transferred from the PSSP. The second category represents amounts contributed under the Plan. Different rules apply to the withdrawal, depending on the category. If the participant was a former member in the PSSP, the participant is eligible to make either a voluntary withdrawal or a hardship withdrawal from the amounts that were transferred. A voluntary withdrawal may be made from the PSSP after-tax and employer contribution accounts. Two voluntary withdrawals can be made per year, provided that not more than two are made within three months of each other. A voluntary withdrawal will be deducted from the participant's account in a specific order as provided for in the Plan.

     A participant is also eligible for a hardship withdrawal from his or her PSSP pre-tax account under the following conditions, (i) in a year in which the participant has already made two voluntary withdrawals and (ii) when three months have not elapsed since the time of the last voluntary withdrawal. Special rules apply which determine the hierarchy of access to the various sources of funds including (i) the participant has already withdrawn the full amount of both the after-tax contributions and the vested Company contributions, (ii) the participant must have fully exhausted the ability to obtain funds from any other source, including a loan from the Plan, and (iii) the participant submitted an application to the administrative committee for a hardship withdrawal. Following a hardship withdrawal, there will be an automatic 12-month suspension of the participant's pre-tax contributions.

     A participant can withdraw at any time an amount equal to the after-tax contributions made to the Plan after January 1, 1991. The minimum withdrawal amount is $500. A withdrawal of after-tax contributions requires a withdrawal of a proportionate share of investment earnings thereon, which will be taxable and will include 10% early distribution tax if made before age 59.5 under current tax laws. Additionally, the participant can withdraw an amount equal to the pre-tax contributions made to the plan after January 1, 1991 at any time after age 59.5. This withdrawal will be taxable, but will not include the 10% early distribution tax under current tax laws.

     LOANS TO PARTICIPANTS

     A participant can borrow up to 50% of his or her vested account balance (excluding ESOP) while in the Plan. The amount borrowed may be from a minimum of $1,000 to a maximum of $50,000, but never more than 50% of the vested account balance. Only one loan can be outstanding at any one time. A loan must be repaid by payroll deduction over a period not to exceed five years; early payoff is permitted. The loan interest rate is set by the administrative committee. For the 1999 plan year, it was 1% above the prime rate charged by COGC's principal commercial bank in effect at the time of the loan. The set-up fee and the ongoing administrative fee for the loan are charged directly to the participant's account on a quarterly basis. The Plan was amended in 1996 to limit loans to members who are active employees.

     WITHDRAWALS UPON TERMINATION OF EMPLOYMENT

     A participant can withdraw the total vested amount in the Plan account as a result of either (i) termination of employment (ii) retirement at age 65 or at age 55 or later with 10 years of service or (iii) permanent and total disability or death. The full value of the Plan account will be paid and will be subject to income tax when the participant retires or qualifies as permanently and totally disabled, unless an election is made by the participant to roll over the funds as allowed by the Internal Revenue Code. If death occurs before retirement, the full value of the account will be paid to the designated beneficiary. The Plan was amended in 1996 to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     DISPOSITION OF FORFEITURES BY PARTICIPANTS

     A forfeiture of unvested benefits shall be accounted for in the following manner. First, the forfeiture shall be credited to the Company contribution account of a re-employed participant for whom a reinstatement of prior forfeiture is required. Second, the forfeiture shall be applied toward the account of a former participant pursuant to the unclaimed benefit provisions of the Plan. To the extent that forfeitures for any Plan year exceed the amounts required to reinstate the accounts noted above, they will be applied against the next succeeding Company contribution.

     For the years ended 1999 and 1998, employer contributions were reduced by approximately $22,600 and $20,000, respectively, from forfeited nonvested accounts.

     ROLLOVER CONTRIBUTIONS

     Generally, if a participant received a qualified total distribution as defined in the Internal Revenue Code of 1986 as amended, the participant can deposit or "rollover" those funds into the Plan if approved by the Administrative Committee.

     PARTICIPANT ACCOUNTS

     Each participant's account is credited with the employee's contribution, the Company contributions and the proportionate allocation of the earnings of the Plan, as defined.

     PLAN TRUSTEE

     Fidelity Management Trust Company was appointed trustee of the Plan by a contract dated June 1, 1991. Under the contract, the trustee shall hold all property received, manage the Plan and invest and reinvest Plan assets.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     VALUATION OF INVESTMENTS

     Investments are recorded at fair market value based on market prices that have been provided by the Trustee.

     NET APPRECIATION IN FAIR MARKET VALUE OF INVESTMENTS

     The statement of changes in net assets available for Plan benefits presents the net appreciation in the fair market value of investments which consists of realized gains or losses and the unrealized appreciation (depreciation) on those investments.

     ADMINISTRATIVE EXPENSES

     Administrative   expenses   consist  of  all   expenses   incident  to  the
     administration, termination or protection of the Plan, including, but not limited to, legal, accounting, investment manager and trustee fees. All administrative expenses, except for expenses associated with loans to participants, were paid by the Company in 1999.

     RISKS AND UNCERTAINTIES

     The Plan provides for various investment options in any combination of stocks and mutual funds. Investment securities are exposed to various risks, such as market and credit risk. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for plan benefits.

3.   PLAN TERMINATION

     While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it may to do so at any time. In the event of such a discontinuance or termination of the Plan, all amounts credited to the accounts of participants shall become fully vested and non-forfeitable.

4.   TAX STATUS OF PLAN

     The Plan is designed to constitute a "Qualified Plan" under the provisions of Section 401(a) of the Internal Revenue Code and, therefore, be exempt from federal income tax under the provisions of Section 501(a). The Plan obtained its latest determination letter on October 23, 1993, in which the Internal Revenue Service stated that the Plan was in compliance with the applicable requirements of the Internal Revenue Code. The Plan was amended in 1994, 1996, 1998 and 1999, subsequent to the receipt of the determination letter. The Plan Administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

5.   PARTY-IN-INTEREST TRANSACTIONS

     The Plan invests in various Fidelity mutual funds and portfolios. These investments are considered party-in-interest transactions because Fidelity Management Trust Company serves as trustee of the Plan. The Plan management has approved these investment options.

6.   SUBSEQUENT EVENTS

     The Plan was amended on March 1, 2000 to fully vest certain participants who were terminated due to a reduction in workforce. Additionally, the amendment grants service credits to all employees who become employed by the Company as a result of an acquisition or merger for purposes of eligibility and vesting.

7.   INVESTMENTS

     The following invormation represents a detailed presentation of the Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 1999:

                                                                       Participant Directed
                                           -------------------------------------------------------------------------------
                                                                        Spartan       Fidelity      Fidelity      Fidelity
                                          Cabot Oil &     Fidelity    U.S. Equity     U.S. Bond    Growth and    Retirement
                                         Gas Corporation  Magellan       Index          Index        Income        Growth
                                          Common Stock      Fund       Portfolio      Portfolio     Portfolio       Fund
                                           ----------    ----------    ----------    ----------    ----------    ----------
Additions to net assets attributed to:
 Investment income:
  Interest.................................$    2,772    $   30,755    $   13,703    $    5,703    $    8,837    $    3,081
  Dividends................................       817       813,485       121,178       118,285       217,175       166,671
  Net appreciation in fair
   value of investments....................   212,980     1,081,760     1,070,832      (130,151)       89,089       246,369
                                           ----------    ----------    ----------    ----------    ----------    ----------
     Total investment income...............   216,569     1,926,000     1,205,713        (6,163)      315,101       416,121
 Contributions:
  Employer.................................    32,692       200,012       144,587        39,421       122,077        41,149
  Participants.............................    68,285       619,646       369,655        96,554       320,818       123,528
                                           ----------    ----------    ----------    ----------    ----------    ----------
     Total additions.......................   317,546     2,745,658     1,719,955       129,812       757,996       580,798
Deductions from net assets attributed to:
 Benefits paid to participants.............   234,463     1,024,371       561,652        81,761       293,313        64,450
 Loan withdrawals..........................         -       116,977        26,340           723        28,468        30,585
 Administrative fees.......................        50         5,895           619           219           871         2,096
                                           ----------    ----------    ----------    ----------    ----------    ----------
     Total deductions......................   234,513     1,147,243       588,611        82,703       322,652        97,131
                                           ----------    ----------    ----------    ----------    ----------    ----------
Interfund Transfers (net)..................  (125,812)      558,696       (10,295)      226,815      (172,526)      214,017

     Net increase (decrease)...............   (42,779)    2,157,111     1,121,049       273,924       262,818       697,684

Beginning of year.......................... 1,711,862     7,668,168     5,806,807     1,478,809     3,014,746       742,904
                                           ----------    ----------    ----------    ----------    ----------    ----------
End of year................................$1,669,083    $9,825,279    $6,927,856    $1,752,733    $3,277,564    $1,440,588
                                           ==========    ==========    ==========    ==========    ==========    ==========

                                                                                   Non-Participant
                                                  Participant Directed                Directed
                                           --------------------------------------   ------------
                                                       Fidelity Money
                                            Fidelity    Market Trust:                  Cabot
                                              Stock      Retirement                 Corporation
                                            Selector    Money Market   Participant     Common
                                              Fund        Portfolio       Loans         Stock        Total
                                           ----------    ----------    ----------    ----------    ----------
Additions to net assets attributed to:
 Investment income:
  Interest.................................$    2,976    $   29,915    $        -    $        -    $    97,742
  Dividends................................   141,016       242,097             -             -      1,820,724
  Net appreciation in fair
   value of investments....................   129,715             -             -    (1,075,421)     1,625,173
                                           ----------    ----------    ----------    ----------    -----------
     Total investment income...............   273,707       272,012             -    (1,075,421)     3,543,639
 Contributions:
  Employer.................................    38,968       104,867             -             -        723,773
  Participants.............................    97,487       291,266      (357,479)            -      1,629,760
                                           ----------    ----------    ----------    ----------    -----------
     Total additions.......................   410,162       668,145      (357,479)   (1,075,421)     5,897,172
Deductions from net assets attributed to:
 Benefits paid to participants.............    69,667       504,731        50,932       249,925      3,135,265
 Loan withdrawals..........................    19,123        52,620      (274,836)            -              -
 Administrative fees.......................     1,569         1,296             -             -         12,615
                                           ----------    ----------    ----------    ----------    -----------
     Total deductions......................    90,359       558,647      (223,904)      249,925      3,147,880
                                           ----------    ----------    ----------    ----------    -----------
Interfund Transfers (net)..................   (77,879)     (582,631)            -       (30,385)             -

     Net increase (decrease)...............   241,924      (473,133)     (133,575)   (1,355,731)     2,749,292

Beginning of year.......................... 1,083,488     4,944,224       747,427     4,122,299     31,320,734
                                           ----------    ----------    ----------    ----------    -----------
End of year................................$1,325,412    $4,471,091    $  613,852    $2,766,568    $34,070,026
                                           ==========    ==========    ==========    ==========    ===========

                           CABOT OIL & GAS CORPORATION
                             SAVINGS INVESTMENT PLAN
                SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                               DECEMBER 31, 1999
--------------------------------------------------------------------------------

                                                                              Current of
               Description                         Units held      Cost       fair value
               -----------                         ----------   ----------   -----------
* Fidelity Retirement Money Market Portfolio...... 4,471,091    $4,471,091   $ 4,471,091
* Fidelity Magellan Fund..........................    71,912     6,674,881     9,825,279
* Spartan U.S. Equity Index Portfolio.............   132,998     3,900,105     6,927,856
* Fidelity U.S. Bond Index Portfolio..............   172,005     1,830,090     1,752,733
* Fidelity Growth & Income Fund...................    69,499     2,580,377     3,277,564
* Fidelity Retirement Growth Fund.................    55,729     1,151,740     1,440,588
* Fidelity Stock Selector Fund....................    41,419     1,134,324     1,325,412
* Cabot Oil & Gas Corporation common stock........   103,909     1,442,658     1,669,083
  Cabot Corporation common stock..................   135,782       979,253     2,766,568
* Participant loans...............................                 613,852       613,852
                                                               -----------   -----------
                                                               $24,778,371   $34,070,026
                                                               ===========   ===========

*  Represents a party-in-interest

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.'s 33-35478, 33-71134, 33-35476, 333-37632 and
33-53723) and Form S-3 (File 333-83819) of Cabot Oil & Gas Corporation of our report dated June 23, 2000 relating to the financial statements and supplemental schedule of Cabot Oil & Gas Corporation Savings Investment Plan, which appears in this Form 11-K.


PricewaterhouseCoopers LLP

Houston, Texas
June 28, 2000